                                                                   EXHIBIT 5.1

[LETTERHEAD]


June 18, 1999


DVD  Express, Inc.
7083 Hollywood Boulevard.
Los Angeles, California 90028

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by DVD Express, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 4,500,000 shares of Common Stock, par value $0.0001 per share, of the Company, and an additional 675,000 shares of Common Stock, par value $0.0001 per share, of the Company subject to the underwriters' over-allotment option, and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (collectively, the "Shares").

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale of the Shares in conformity with and pursuant to the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                  Respectfully submitted,


                                  TROOP STEUBER PASICH REDDICK & TOBEY, LLP